                                                                 EXHIBIT (c)(12)



                              INDEMNITY AGREEMENT


               AGREEMENT dated as of                by and between
, a             corporation (the "Corporation") and                (the
"Indemnitee").


                                    RECITALS

               Indemnitee is a director of the Corporation. Both the Corporation and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors of public companies in today's environment. Basic protection against undue risk of personal liability of directors heretofore has, in part, been provided through insurance coverage providing reasonable protection at a reasonable cost, and Indemnitee has relied on the availability of such coverage, but as a result of substantial changes in the marketplace for such insurance, it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at a reasonable cost.

               Article VI of the By-laws of the Corporation requires the Corporation to indemnify its directors as currently provided therein and the Indemnitee has been serving and continues to serve as a director of the Corporation in part in reliance on such By-law provision.

               In part to provide Indemnitee with specific contractual assurance of substantial protection against personal liability (regardless of, among other things, any amendment to or revocation of the aforementioned provisions of the Corporation's By-laws or any change in the composition of the Corporation's Board of Directors or acquisition of the Corporation), the Corporation desires to enter into this Agreement. Section 721 of the New York Business Corporation Law expressly recognizes that the indemnification provisions of the New York Business Corporation Law are not exclusive of any other rights to which a person seeking indemnification may be entitled by the certificate of incorporation or by-laws, or, when authorized by such certificate of incorporation or by-laws, an agreement providing for indemnification, and this Agreement is being entered into pursuant to such By-law as permitted by the New York Business Corporation Law.

               In order to induce Indemnitee to remain in Indemnitee's present position as a director of the Corporation and in consideration of Indemnitee's so remaining, the Corporation desires to indemnify Indemnitee according to the terms and conditions set forth below.

               NOW, THEREFORE, in consideration of the foregoing recitals and of Indemnitee's continuing to serve the Corporation directly, the parties hereto agree as follows:

               The Corporation hereby agrees to indemnify Indemnitee and Indemnitee's successors referred to in Section 9 hereof according to the terms and conditions set forth below:

               1. Basic Indemnification. The Corporation hereby agrees to hold harmless and indemnify Indemnitee and Indemnitee's successors referred to in Section 9 hereof to the fullest extent authorized or permitted by the New York Business Corporation Law or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof.

               2. Additional Indemnification. (a) Without limiting the generality of Section 1 hereof, the Corporation hereby agrees to hold harmless and indemnify Indemnitee and Indemnitee's successors referred to in Section 9 hereof to the fullest extent permitted by applicable law against any and all expenses (including, without limitation, investigation expenses and expert witnesses' and attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee (net of any related insurance proceeds received by Indemnitee or paid on Indemnitee's behalf), in connection with any future threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, based upon, arising from, relating to, or by reason of the fact that Indemnitee was, is, shall be or shall have been a director of the Corporation, or is or was serving, shall serve or shall have served at the request of the Corporation as a director or an officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; provided that such indemnification shall not apply to any actions, suits, or proceedings if a judgment or other final adjudication adverse to the Indemnitee establishes that his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or the

Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

               (b) The Corporation hereby further agrees to hold harmless and indemnify Indemnitee and Indemnitee's successors referred to in Section 9 hereof to the fullest extent as may be provided to the Indemnitee by the Corporation and permitted by the relevant non-exclusive indemnification provisions of Article 7 of the New York Business Corporation Law, or any successor provisions thereto.

               3.    Insurance.

               A. The Corporation may purchase and maintain insurance on behalf of the Indemnitee against any liability asserted against him or her or incurred by or on behalf of him or her in such capacity as a director of the Corporation or of an Affiliate, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Agreement or under the New York Business Corporation Law, as it may then be in effect. The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Corporation or of the Indemnitee under this Agreement and the execution and delivery of this Agreement by the Corporation and the Indemnitee shall not in any way limit or affect the rights and obligations of the Corporation or the other party or parties thereto under any such policy or agreement or insurance.

               B. If the Indemnitee shall receive payment from any insurance carrier or from the plaintiff in any Action against the Indemnitee in respect of Indemnified Amounts after payments on account of all or part of such Indemnified Amounts have been made by the Corporation pursuant to this Agreement, the Indemnitee shall promptly reimburse the Corporation for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Corporation to the Indemnitee exceeds such Indemnified Amounts; provided however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible or co-insurance payments, shall not be deemed to be payments to the Indemnitee hereunder.

               In addition, upon payment of Indmenified Amounts under this Agreement, the Corporation shall be subrogated to the Indemnitee's rights against any insurance carrier in respect of such Indemnified Amounts and the Indemnitee shall execute and deliver any and all instruments and/or documents and perform any and all other acts or deeds which the Corporation deems necessary or advisable to secure such rights. The Indemnitee shall do nothing to prejudice such rights of recovery or subrogation.

               C. In the event the Corporation's directors' and officers' liability insurance shall terminate or the scope or amount of coverage of the Corporation's directors' and officers' liability insurance shall be reduced from the scope and coverage in effect as of the date hereof, the Corporation agrees, but not as a limitation on the amounts payable pursuant to Sections 1 and 2 hereof, to hold harmless and indemnify the Indemnitee to the fullest extent permitted by applicable law to the full extent of the coverage which is in effect as of the date hereof. (All amounts payable by the Corporation pursuant to this Section 3 and Sections 1 and 2 hereof are herein referred to as "Indemnified Amounts" and all claims, actions, suits or proceedings indemnified by the Corporation pursuant to this Section 3 and Sections 1 and 2 hereof are herein referred to as "Actions".)

               4. Section 16(b) Liability. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation within the meaning of
Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law.

               5. Payments. Upon written request by Indemnitee in accordance with this Section 5, the Corporation hereby agrees to pay to Indemnitee, by a check payable in New York funds, all Indemnified Amounts with respect to which Indemnitee shall not have been previously reimbursed by the Corporation. In making any written reguest for Indemnified Amounts incurred, Indemnitee shall submit to the Corporation a schedule setting forth in detail the dollar amount expended (or incurred and expected to be expended) for each Indemnified Amount. Each such listing of Indemnified Amounts shall be supported by the bill, agreement or other documentation relating thereto, each of which shall be appended to the schedule as an exhibit.

               In the event Indemnitee is unsuccessful on the merits in the defense of any action, Indemnitee's written request to the Corporation for Indemnified Amounts shall also include a written certificate by Indemnitee stating that his or her acts that formed the subject matter of such action were not committed in bad faith, or, if material to the cause of action so adjudicated were not the result of active and deliberate dishonesty, and that he or she did not personally gain in fact a financial profit or other advantage to which he or she was not legally entitled.

               6. Advancement of Indemnified Amounts; Repayments. The amount of Indemnified Amounts previously expended or incurred by Indemnitee or reasonably expected by Indemnitee to be expended or incurred by Indemnitee within the three months next succeeding a request by Indemnitee as described below, and not in either case previously reimbursed by the Corporation to Indemnitee, in defending any Action or otherwise expended or incurred by Indemnitee shall be paid directly to Indemnitee promptly by the Corporation upon Indemnitee's written request or requests, from time to time, which shall be at least for the sum of $10,000. The amount paid by the Corporation to Indemnitee pursuant to such a request is herein referred to as an "Advanced Amount".

               Indemnitee hereby agrees to repay by check in New York funds all Advanced Amounts, or the excess of the total Advanced Amounts over the total Indemnified Amounts, to the Corporation promptly after the final resolution of the Action or matter to which such Advanced Amounts relate if Indemnitee is not entitled to reimbursement pursuant to Sections 1, 2 or 3 hereof for the Indemnified Amounts to which such Advanced Amounts relate, or if the total Advanced Amounts exceed the total Indemnified Amounts, as the case may be.

               7. Agreement Not Exclusive; Subrogation Rights, etc. This Agreement shall not be deemed exclusive of and shall not diminish any other rights Indemnitee may have to be indemnified or insured by the Corporation, any subsidiary of the Corporation or any other person or entity under any certificate of incorporation, by-laws, law, agreement, policy of insurance, surety, vote of stockholders or disinterested directors or otherwise, whether or not now in effect, both as to action in Indemnitee's official capacity and as to action in another capacity while holding such office, and shall continue as to Indemnitee after Indemnitee has ceased to be a director and shall inure to the benefit of Indemnitee's successors referred to in Section 9 hereof.

               In the event any Indemnitee shall receive payment from any insurance carrier or from the plaintiff in any Action against such Indemnitee in respect of Indemnified Amounts after payments on account of all or part of such Indemnified Amounts have been made by the Corporation pursuant hereto, such Indemnitee shall reimburse to the Corporation the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Corporation to the Indemnitee exceeds such Indemnified Amounts; provided, however, thst such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to the Indemnitee hereunder. In addition, upon payment of Indemnified Amounts hereunder, the Corporation shall be subrogated to the rights of the Indemnitee receiving such payments (to the extent thereof) against any insurance carrier in respect of such Indemnified Amounts (to the extent permitted under such insurance policies). Such right of subrogation shall be terminated upon receipt by the Corporation of the amount to be reimbursed by the Indemnitee pursuant to the first sentence of this paragraph.

               8. Continuation of Indemnity. All agreements snd obligations of the Corporation contained herein shall continue during the period Indemnitee is a director of the Corporation (or is or was serving at the reguest of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a director of the Corporation or serving in any other capacity referred to herein.

               9. Successors; Binding Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if such succession had not taken place.

               This agreement shall inure to the benefit of and be enforceable by Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Indemnitee should die while any amounts would still be payable to Indemnitee hereunder if Indemnitee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Indemnitee's devisee, legatee, or other designee, or if there be no such designee, to Indemnitee's estate.

               10. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any Action, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such Action as to which Indemnitee notifes the Corporation of the commencement thereof:

               (a) The Corporation will be entitled to participate therein at its own expense; and

               (b) Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such Action, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation,l (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such Action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Action brought by or on behalf of the Corporation or as to which Indemnitee shall have made the conclusion provided for in
         (ii) above; and

                 (c) The Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Action effected without its written consent. The Corporation shall not settle any Action in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold their consent to any proposed settlement.

                 11. Enforcement. (a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Indemnity to continue as a director of the Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity.

                 (b) In the event Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Indemnitee for all of Indemnitee's reasonable fees and expenses in bringing and pursuing such action.

                 12. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provisions hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof, which other provisions shall remain in full force and effect.

                 13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and either the Corporation's Chief Executive Officer or another officer of the Corporation specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiveer of similar or dissimlar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 14. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:


                 If to Indemnitee:





                 If to Corporation:                Secretary





or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                 16. Effectiveness. This Agreement shall be effective as of the date it is executed.

                 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed, as of the day and year first above written.


         [CORPORATE SEAL]
                                                   By:
                                                      -------------------------
                                                             President
ATTEST:

- ----------------------------
         Secretary
                                                   [Indemnitee]


                                                   By:
                                                      -------------------------